SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2006

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2006, Pogo Producing Company, a Delaware corporation (the “Company”), entered into a purchase and sale agreement with MitEnergy Upstream LLC, a Delaware limited liability company (the “Buyer”), whereby the Company agreed to sell to the Buyer one-half of the Company’s federal and state Gulf of Mexico oil and gas leasehold interests and related pipelines and equipment for a cash purchase price of $500 million, subject to customary purchase price adjustments. As of December 31, 2005, the Company owned approximately 225,000 net acres in developed and undeveloped oil and gas properties under lease in the Gulf of Mexico.

The closing is expected to occur during June 2006, subject to customary closing conditions. Other owners have preferential purchase rights in certain of the leases included in the sale transaction, under which they may cause the Company to sell such one-half of the Company’s interest in those leases to them on the same terms provided in the purchase and sale agreement. The purchase and sale agreement contains other customary representations, warranties, covenants, indemnification provisions and termination provisions and requires that the parties submit all disputes relating to the agreement to binding arbitration.

The Buyer is an affiliate of Mitsui & Co., Ltd., Mitsui & Co. (U.S.A.), Inc., and Mitsui Oil Exploration Co., Ltd. (together, “Mitsui”). The latter named entity was one of the purchasers in the Company’s $820 million sale of its interests in the Gulf of Thailand in August 2005. The Company has recently announced its intention to work with Mitsui on a non-exclusive basis to seek further opportunities for the purpose of jointly acquiring interests in oil and natural gas assets in various basins across the United States and Canada.

The statements regarding the expected timing of the closing of the Gulf of Mexico disposition and the Company’s intention to seek opportunities with Mitsui and all other statements in this report other than statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from the Company’s expectations are described above and in cautionary statements included in its other periodic filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: April 20, 2006	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and
Chief Financial Officer